Exhibit (a)(1)(e)


                                     FORM OF

                          PROMISE TO GRANT STOCK OPTION

TO OUR VALUED EMPLOYEE:

         In exchange for your agreement to cancel one or more stock options to purchase shares of Nanometrics Incorporated ("Nanometrics") common stock granted by us (each, an "Old Option") under either our 1991 Stock Option Plan or our 2000 Employee Stock Option Plan with exercise prices equal to or greater than $10.00 per share, Nanometrics hereby promises to grant you a new nonstatutory stock option to purchase 0.9 of a share of Nanometrics' common stock (the "New Option") for every 1 share covered by a cancelled Old Option that you elect to exchange, rounded up to the nearest whole share. The attached summary shows the number of shares covered by each Old Option that you agreed to cancel and the number of shares that will be covered by the New Option. The New Option will be granted under either our 2000 Employee Stock Option Plan or our 2002 Nonstatutory Stock Option Plan. The Board of Directors, in its sole discretion, will determine under which of these two plans your New Option will be granted. We will grant the New Option on June 17, 2003.

         The exercise price of each New Option will be 100% of the fair market value of Nanometrics' common stock on the date of grant.

         Each New Option will vest based on a new vesting schedule that will begin on the New Option grant date. Under this vesting schedule, the shares subject to your New Option will vest as follows (subject to your continued employment with Nanometrics or one of its subsidiaries through each vesting date):

         o For options that were fully vested at the time of their cancellation, 100% of the New Option will vest on the one-year anniversary of the New Option grant date; and

         o For options that were not fully vested at the time of their cancellation, 50% of the New Option will vest on the one-year anniversary of the New Option grant date, and the remaining 50% will vest on the two-year anniversary of the New Option grant date;

so that each New Option will be fully vested on or before the second anniversary of the New Option grant date, subject to your continued employment with Nanometrics or one of its subsidiaries through each relevant vesting date.

         Each New Option will be subject to the standard terms and conditions of the 2000 Employee Stock Option Plan or the 2002 Nonstatutory Stock Option Plan, as applicable, and the appropriate form of stock option agreement thereunder.

         Before the grant of the New Option on June 17, 2003, it is possible that Nanometrics may merge or consolidate with or be acquired by another entity. This promise to grant stock option (this "Promise") is evidence of a binding commitment that Nanometrics' successors must honor. In the event of any such transaction, the successor entity would be obligated to grant you a stock option on June 17, 2003. However, the type of security and the number of shares covered by the New Option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the


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time of the  acquisition.  Such New Option would have an exercise price equal to the fair  market  value of the  acquiror's  stock on the  grant  date of the New
Option.

         In order to receive the New Option, you must continue to be employed by Nanometrics (or one of its subsidiaries) as of June 17, 2003. This Promise does not constitute a guarantee of employment with Nanometrics or any of its subsidiaries for any period. Your employment with Nanometrics or its subsidiaries will remain "at will" and can be terminated by you or Nanometrics at any time, with or without cause or notice. If your employment with Nanometrics or one of its subsidiaries terminates for any reason before June 17, 2003 you will lose all rights under this Promise to receive a New Option.

         This Promise is subject to the terms and conditions of the offer to exchange options as set forth in: (1) the Offer to Exchange, dated November 12, 2002, and as the same may be amended; (2) the letter from Vincent J. Coates, dated November 12, 2002; (3) the Election Form previously completed and submitted by you to Nanometrics; and (4) the Withdrawal Form (collectively, the "Exchange Offer Documents"), all of which are hereby incorporated herein by reference. This Promise and the Exchange Offer Documents reflect the entire agreement between you and Nanometrics with respect to this transaction. This Promise may be amended only by means of a writing signed by you and an authorized officer of Nanometrics.


                                          NANOMETRICS INCORPORATED

                                          By:
                                              ----------------------------------

                                          Title:
                                                 -------------------------------



                                          Date:
                                                --------------------------------

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                            NANOMETRICS INCORPORATED

                                 Option Summary